UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2011

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

713.626.8525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2011, W&T Offshore, Inc. (the “Company” or “W&T”) announced the appointment of Jesus G. Melendrez to the position of Senior Vice President and Chief Commercial Officer of the Company.

From 2003 to 2010, Mr. Melendrez worked at Mariner Energy, Inc. and served in a variety of positions of increasing responsibility, culminating as Senior Vice President and Chief Commercial Officer and acting Chief Financial Officer and Treasurer. From February 2000 until July 2003, Mr. Melendrez was a Vice President of Enron North America Corp. in the Energy Capital Resources group, where he managed the group’s portfolio of oil and gas investments. He was a Senior Vice President of Trading and Structured Finance with TXU Energy Services from 1997 to 2000. From 1992 to 1997, Mr. Melendrez was employed by Enron in various commercial positions in the areas of domestic oil and gas financing and international project development. From 1980 to 1992, Mr. Melendrez was employed by Exxon in various reservoir engineering and planning positions. Mr. Melendrez graduated from the University of Southern California with a B.S. degree in Chemical Engineering in 1980 and a M.S. degree in Petroleum Engineering in 1986 and from the University of Houston with a Master of Business Administration degree in 1992.

In connection with his appointment, on January 17, 2011, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Melendrez, substantially similar to the form of employment agreements the Company maintains with its other executive officers and previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010.

The term of the Employment Agreement is three years, subject to automatic extension for an additional one-year period beginning on the first anniversary from January 17, 2011, the Effective Date, and on each anniversary date thereafter. Pursuant to the Employment Agreement, Mr. Melendrez will have a base salary of $330,000. He was also awarded 5,325 shares of restricted common stock that will vest ratably over a two-year period, with the first vesting to occur on December 15, 2011 and the second on December 15, 2012. He will participate in the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan as approved from time to time by the Compensation Committee of the Company’s Board of Directors based upon criteria established by the Compensation Committee.

If Mr. Melendrez’s employment is terminated by the Company for any reason other than death, incapacitation or Cause (as defined in the Employment Agreement) or by Mr. Melendrez for Good Reason (as defined in the Employment Agreement), he is entitled to (i) a cash severance payment in the amount of two times his base salary and (ii) health benefits for the six months following his termination.

Mr. Melendrez has agreed not to provide, during the Non-Compete Term (as defined in the Employment Agreement) the same services that he provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the Employment Term (as defined in the Employment Agreement) or solicit or hire Company employees during the Non-Compete Term. The Non-Compete Term for Mr. Melendrez is the six months following the termination of his employment with the Company. A form of the Employment Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010 and is incorporated herein by reference.

Effective January 17, 2011, the Company also entered into an Indemnification and Hold Harmless Agreement with Mr. Melendrez, which provides that if Mr. Melendrez is a party or is threatened to be made a party to any action, the Company will indemnify him and hold him harmless against any and all liabilities or losses incurred in connection with such action if it arises out of or is related to the fact that he is or was serving as an officer of the Company, to the fullest extent permitted by then applicable law. The rights of Mr. Melendrez under this agreement are in addition to any other rights he may have under the Company’s corporate governance documents or applicable law. The terms and conditions of Mr. Melendrez’s Indemnification and Hold Harmless Agreement are virtually identical to the terms and conditions in similar contracts pursuant to which the Company has agreed to indemnify its directors and its executive officers. A copy of the Indemnification and Hold Harmless Agreement has been filed herewith as Exhibit 10.4.

Mr. Melendrez will serve as Senior Vice President and Chief Commercial Officer until his successor is duly elected and qualified by the Board of Directors of the Company, or, if earlier, until his death, resignation, or removal from office.

On January 18, 2011, W&T issued a press release announcing the matters described above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Employment Agreement by and between W&T Offshore, Inc. and Jesus G. Melendrez (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010).

10.2	Indemnification and Hold Harmless Agreement by and between W&T Offshore, Inc. and Jesus G. Melendrez, dated as of January 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: January 19, 2011	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Employment Agreement by and between W&T Offshore, Inc. and Jesus G. Melendrez (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010).

10.2	Indemnification and Hold Harmless Agreement by and between W&T Offshore, Inc. and Jesus G. Melendrez, dated as of January 17, 2011.